Exhibit 99.1

November 29, 2010

FOR IMMEDIATE RELEASE
Contact: Laura Ulbrandt (212) 460-1900

LEUCADIA NATIONAL CORPORATION ANNOUNCES AGREEMENT
TO SELL ITS REMAINING INTEREST IN COBRE LAS CRUCES TO
INMET MINING CORPORATION

Leucadia National Corporation (LUK – NYSE) announced today that it has reached a binding agreement with Inmet Mining Corporation (“Inmet”) (IMN – TSX) providing for the acquisition by Inmet of Leucadia’s 30% indirect equity interest in and subordinated sponsor loans to the Cobre Las Cruces copper mining project (“Las Cruces”) for total value of US$480 million.  The purchase consideration will be comprised of US$150 million cash and 5,442,413 newly issued common shares of Inmet valued at US$330 million (the “Consideration Shares”), based on the volume weighted average trading price of an Inmet common share on the Toronto Stock Exchange (TSX) for the 10 day period ending November 26, 2010.  In addition, Leucadia will be released from its guarantee of US$72 million of debt owed by Las Cruces to an affiliate of Inmet.  Leucadia expects to report a gain upon consummation of this transaction based upon the trading price of the Inmet common shares on the closing date.  Using the closing price of an Inmet common share on November 29, 2010, that gain would be approximately US$280 million.

When issued, the Consideration Shares will constitute approximately 8.8% of the then outstanding Inmet common shares.  On completion of the transaction, Leucadia will beneficially own 11,042,413 common shares of Inmet common shares, or approximately 17.94% of Inmet’s issued and outstanding common shares.  These shares will be subject to the current registration rights agreement between Inmet and Leucadia which was previously publicly disclosed.  Closing of the transaction is subject to a number of customary conditions, including receipt of TSX approval.

The Consideration Shares are valued at US$330 million, which, based on the Bank of Canada noon exchange rate expressed in Canadian dollars per US$1.00 on November 26, 2010, is equal to approximately C$61.79 per share.

The Consideration Shares, if and when issued, will be acquired for investment purposes only, and Leucadia has no current intention of acquiring any further securities of Inmet. Depending upon relevant economic and market conditions prevailing from time to time, Leucadia may determine to acquire or to dispose of common shares of Inmet in TSX traded or privately negotiated transactions or otherwise.

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This press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Although Leucadia believes any such statement is based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of factors that may cause results to differ, see Leucadia’s reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 and its Annual Report on Form 10-K, as amended, for the year ended December 31, 2009. These forward-looking statements speak only as of the date hereof. Leucadia disclaims any intent or obligation to update these forward-looking statements.

Leucadia National Corporation, with its principal business address at 315 Park Avenue South, New York, New York 10010, is a holding company engaged in a variety of businesses.

MK Resources LLC, with its principal business address at 529 East South Temple, Salt Lake City, Utah 84102, is a wholly owned subsidiary of Leucadia National Corporation.  MK Resources LLC is the owner of all of the Inmet shares currently beneficially owned by Leucadia and will be the owner of 5,063,576 of the Consideration Shares to be issued.

A copy of the early warning report to be filed by Leucadia under applicable Canadian securities laws in connection with the information in this press release may be obtained from Laura E. Ulbrandt, Corporate Secretary at 212-460-1900.

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